EXHIBIT 99.1

SEASPINE ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS
Lowers full-year 2016 revenue guidance and announces reduction-in-force and other cost reduction initiatives

CARLSBAD, CA (November 9, 2016) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the third quarter ended September 30, 2016 and updated guidance for 2016.

Summary Third Quarter 2016 Financial Results and Recent Accomplishments

•	Revenue of $31.7 million, a decline of 2.9% year-over-year

•	U.S. revenue of $28.5 million, a decline of 5.5% year over year

◦	U.S. orthobiologics revenue of $14.6 million

◦	U.S. spinal hardware revenue of $13.9 million

•	International revenue of $3.3 million, a 28.2% increase year over year

•	Acquired minimally invasive expandable interbody portfolio technology from NLT Spine Ltd. (NLT), an Israel-based medical device company developing innovative spinal products

•	Received 510(k) clearance from the FDA and launched three new products

◦	Shoreline™ ACS Anterior Cervical Standalone System, featuring TruProfile™ technology

◦	Mariner™ Posterior Lumbar Fixation System, designed to reduce the number of trays needed for surgery

◦	Newport™ Extension System, designed to enable minimally invasive approaches in more complex surgical situations

“We continue to make progress towards expanding and upgrading our product portfolio with the launch of several new products and product line extensions. We are also building and strengthening relationships with high-potential distributors who are committed and excited for our new and future products,” said Keith Valentine, President and Chief Executive Officer.

“Revenue in the quarter, however, was impacted by larger than anticipated decline in sales volume of our legacy hardware and orthobiologics products that outpaced sales of our recently launched products, as well as ongoing pricing pressure. We have initiated several targeted, cost-reduction measures which we expect to significantly reduce our cash spend in 2017 while allowing us to continue to invest in the product development, sales and marketing initiatives that will drive future revenue growth. I am confident that the cadence of new product introductions and traction we are building with new distributors, combined with our recent actions to streamline operations and reduce our cash spend, will put us back on track for growth in 2017.”

Third Quarter 2016 Financial Results
Revenue for the third quarter of 2016 totaled $31.7 million, a decrease of $1.0 million compared to $32.7 million reported for the same period of the prior year. Total revenue in the U.S. was $28.5 million, a 5.5% decrease over the prior year.

Revenue from orthobiologics products was $16.2 million, a 1.7% decrease compared to the third quarter of 2015. The decline in orthobiologics revenue was primarily driven by lower average selling prices and product mix due to increasing pricing pressures in the U.S. market. Revenue from spinal hardware was $15.6 million, a 4.0% decrease compared to the third quarter of 2015. The decline in spinal hardware revenue was primarily driven by lower demand for the Company’s older spinal fusion hardware products and continued pricing pressures in the U.S. market.

Gross margin for the third quarter of 2016 was 56.3%, compared to 46.9% for the same period in 2015. The increase in gross margin was mainly driven by a $4.4 million charge recorded in the third quarter of 2015 for excess and obsolete spinal fusion hardware inventory, the substantial majority of which was purchased prior to the spin-off and a large portion of which was primarily intended for distribution in international markets.

Operating expenses for the third quarter of 2016 totaled $27.4 million, a decline of 8.7% compared to $30.0 million for the same period of the prior year, primarily the result of lower SG&A expenses.

Net loss for the third quarter of 2016 was $9.5 million, compared to a net loss of $14.2 million for the third quarter of 2015.

Cash and cash equivalents at September 30, 2016 were $20.8 million and the Company had $3.8 million of outstanding borrowings against its credit facility.

2016 Financial Outlook
SeaSpine lowered its estimate for full-year 2016 revenue to a range of $128 to $130 million, reflecting a 2% to 4% decline over full-year 2015 revenue.

Reduction-in-Force and Other Cost-Reduction Initiatives
In response to lower revenue expectations, the Company initiated a number of activities that, collectively, are expected to reduce cash spend in 2017 by approximately $9 million relative to 2016. In particular, the Company today initiated a reduction-in-force that will contribute to an overall reduction in its current employee base of approximately 8%.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 98611494. To listen to the webcast, please visit the investor relations section of the SeaSpine website at www.seaspine.com.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development helps SeaSpine to offer its surgeon customers a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: revenue expectations for full-year 2016 and estimated reductions in, and the Company’s ability to reduce, cash spend in 2017; the Company’s ability to continue to invest adequately in activities that will drive future revenue growth in light of cost-reduction initiates; and the Company’s ability to achieve revenue growth in 2017. Among the factors that could cause or contribute to material differences between the Company's actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use our existing products and to adopt our newly launched products; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; disruption to our existing distribution network as new distributors are added and the inability of new distributors to generate growth, or even offset lost business; the risk that our products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing, including in ongoing and future studies, the outcomes of which inherently are uncertain; the lack of clinical validation of products in “alpha release” and the fact they may require substantial additional development activities, which could introduce unexpected expense and delay; the risk of supply shortages, including as a result of our dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; third-party payors’ willingness to continue to provide, for our existing products, and to initiate, for our newly launched products, appropriate coverage, coding and reimbursement and uncertainty resulting from healthcare reform, both in the U.S. and abroad; unexpected expense, including as a result of developing and launching new and next generation products and product line extensions; our ability to sustain current operations and to continue to invest in product development, sales and marketing initiatives at levels sufficient to drive future revenue growth in light of cost-reduction initiates; our ability to obtain funding on a timely basis on acceptable terms, or at all, to execute our business strategy; general economic and business conditions in the markets in which we do business, both in the U.S. and abroad; and other risks and uncertainties more fully described in our news releases and periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

# # #

Investor Relations Contact
Lynn Pieper
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total revenue, net	$31,741	$32,679	$96,341	$98,454
Cost of goods sold	13,881	17,341	42,094	44,448
Gross profit	17,860	15,338	54,247	54,006
Operating expenses:
Selling, general and administrative	23,803	26,348	76,166	83,059
Research and development	2,600	2,364	8,534	5,973
Intangible amortization	955	1,295	3,517	4,049
Total operating expenses	27,358	30,007	88,217	93,081
Operating loss	(9,498)	(14,669)	(33,970)	(39,075)
Other income (expense), net	(59)	195	(33)	(577)
Loss before income taxes	(9,557)	(14,474)	(34,003)	(39,652)
Provision (benefit) for income taxes	(103)	(275)	(559)	2,130
Net loss	$(9,454)	$(14,199)	$(33,444)	$(41,782)
Net loss per share, basic and diluted	$(0.84)	$(1.27)	$(2.98)	$(3.75)
Weighted average shares used to compute basic and diluted net loss per share	11,271	11,171	11,206	11,130

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2016	December 31, 2015

Cash and cash equivalents	20,808	33,429
Trade accounts receivable, net	21,202	25,326
Inventories	48,176	51,271

Total current liabilities	28,344	26,035
Short-term debt	824	—
Long-term borrowings under credit facility	3,750	328
Total stockholders' equity	119,631	147,339